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                                    Exhibit 2.1


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                                     AGREEMENT
                                        FOR
                            PURCHASE AND SALE OF ASSETS


     THIS AGREEMENT is made and entered into this 20th day of May, 1999, by and between Bell & Howell Document Management Products Company, a Delaware corporation ("BUYER"), and TAB Products Co., a Delaware corporation ("SELLER").

     WHEREAS, Seller is engaged in the business of (i) providing support and maintenance services for users, distributors and manufacturers of imaging systems, which systems include both software and tangible equipment, used to capture and store documents or information, (ii) providing support and maintenance services for users, distributors and manufacturers of forms-handling equipment, (iii) providing support and maintenance services for users, distributors and manufacturers of products related to those described in (i) and (ii), and (iv) selling spare parts and supplies related to the services described in clauses (i) through (iii) (collectively, the "BUSINESS");

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain of the assets, properties, rights and claims of the Business on the terms and conditions set forth herein;

     WHEREAS, Seller is agreeing to assume certain limited contractual obligations of the Business;

     WHEREAS, as a material inducement to Buyer to enter into this transaction, Seller is agreeing not to compete in certain businesses and to take or refrain from taking certain other actions, all as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as follows:

                                   ARTICLE I

                               THE TRANSACTION

     I.1. PURCHASE AND SALE OF ASSETS. At the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive, all right, title and interest in and to the Purchased Assets (as hereinafter defined).

     I.2. PURCHASED ASSETS. The "PURCHASED ASSETS" are all of the assets, properties, rights and claims owned or primarily employed or held for use in the conduct of the Business, including the following, but excluding the "EXCLUDED ASSETS" (as defined below):

          (a) All inventories, including supplies, consumables, parts (including retainable parts), materials, spares, and training and testing units, whether located at or in transit to or from, Seller's facilities, in service vehicles or at customer


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     locations, or otherwise, including the items described on Schedule 4.8
     ("INVENTORY");

          (b) All equipment and other fixed assets, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery, test benches, associated diagnostic and repair equipment, equipment located within or supporting the facilities, and office furnishings including the vehicle and the other items described on
     Schedule 1.2(b);

          (c) All rights and claims in, to and under all agreements (including service agreements), contracts, sales orders, other non-contractual customer and vendor arrangements, partnership agreements, goodwill, and other similar benefits in favor of the Business, including those described on Schedule 1.2(c);

          (d) All documents and records relating to the Purchased Assets or the operations of the Business, including all customer and vendor records, service and repair records, all data of any type related to the Business on any computer used in the Business, and all lists of leads and the employment and personnel records for all employees of the Business hired by Buyer, whether in electronic media or otherwise;

          (e) All prepaid expenses, advances, deposits, and rights to volume and other rebates due from suppliers, as well as performance bonds, including those described on Schedule 1.2(e);

          (f) All permits, licenses, consents, franchises, product registrations, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof), excluding general business licenses and permits;

          (g) All computer software programs (including rights under license agreements), including the PDSC Super Dispatch system (which includes the IAS accounting system), diagnostic software, and the software described on Schedule 1.2(g), source codes, object codes, information systems, software interfaces, the intranet systems used in the Business, program specifications and related material and documentation and all licenses and other rights thereto;

          (h) All drawings, designs, blueprints, schematics and parts listings;

          (i)  The telephone numbers and fax numbers set forth on Schedule
     1.2(i);

          (j) All operating and training procedures, training materials, and sales and promotional materials;

          (k) All rights under agreements with employees hired by Buyer concerning confidentiality, noncompetition and the assignment of inventions, but excluding any obligations pursuant thereto;


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          (l)  Rights under the Real Property Leases (as defined herein)
     listed on Schedule 1.4(c) attached hereto; and

          (m) All goodwill associated with the Purchased Assets and the Business.

     I.3. EXCLUDED ASSETS. The following assets (the "EXCLUDED ASSETS") shall not be sold or transferred to Buyer:

          (a)  Cash and accounts receivable;

          (b)  Real estate and leasehold interests in real estate listed on
     Schedule 1.3 as being excluded, including Seller's facility at Turlock, California;

          (c)  The JD Edwards software and all software listed on schedule
     1.3 as being excluded; and

          (d) The names "TAB," "TAB Products" and any derivative thereof, subject to Section 11.2 hereof.

     I.4. ASSUMED LIABILITIES AND OBLIGATIONS. At Closing, Buyer shall assume and discharge the following liabilities and obligations, in each case to the extent related to the Business and not related to a breach prior to Closing (the "ASSUMED LIABILITIES AND OBLIGATIONS"):

          (a) Service obligations to customers under the agreements listed on Schedule 1.4(a) and those entered into after the date hereof in the ordinary course of business and at prices and on terms consistent with past practice;

          (b)  Obligations under the Personal Property Leases listed on
     Schedule 1.4(b);

          (c)  Obligations under the Real Property Leases listed on
     Schedule 1.4(c); provided, however, that Buyer shall not assume, discharge, or be liable for any expenses related to obtaining consents to assign the Real Property Leases to Buyer;

          (d) Obligations under certain agreements to procure consigned inventory and consigned spare parts listed on Schedule 1.4(d).

          (e)  Software license obligations under the agreements listed on
     Schedule 1.4(e); and

          (f) Royalty obligations under certain agreements with customers listed on Schedule 1.4(f).

Buyer shall pay, discharge, or perform, as appropriate, all Assumed Liabilities as and when they become due, and Buyer shall forever defend, indemnify and hold harmless Seller, its officers,


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directors, agents, representatives, subsidiaries, affiliates, successors and assigns from and against any and all liabilities, obligations, losses, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and attorneys' fees) resulting from Buyer's failure to discharge any and all Assumed Liabilities and Obligations.

     I.5. BUYER NOT SUCCESSOR TO SELLER; EXCLUDED LIABILITIES. Buyer shall not be the successor to Seller and, except as expressly set forth in Section 1.4, Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of or related to the Purchased Assets, the Business (including any employee-related liabilities), the facilities from which the Business is conducted (including any environmental liabilities), Seller or any Affiliate (as hereinafter defined) of Seller, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute, or otherwise, all of which are retained by Seller (the "EXCLUDED LIABILITIES"). Seller shall pay, discharge, or perform, as appropriate, all Excluded Liabilities as and when they become due. Specifically included as an Excluded Liability is any payable with respect to items constituting Inventory at Closing. Seller shall forever defend, indemnify and hold harmless Buyer, its officers, directors, agents, representatives, subsidiaries, affiliates, successors and assigns from and against any and all liabilities, obligations, losses, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and attorneys' fees) related to or arising from any and all Excluded Liabilities or related to or arising from the conduct of the Business prior to the Closing Date or related to or arising from any noncompliance of Buyer or Seller with applicable bulk transfer laws.

                                  ARTICLE II

                                CONSIDERATION

     II.1. PURCHASE PRICE. The aggregate consideration for the Business and the Purchased Assets shall be $11,200,000 (the "INITIAL PURCHASE PRICE"), subject to adjustment as provided herein, as well as assumption of the Assumed Liabilities and Obligations.

     II.2. PAYMENT OF PURCHASE PRICE. At Closing, Buyer shall deliver and Seller shall accept the Initial Purchase Price in immediately available funds.

     II.3.  POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE.

          (a) CLOSING STATEMENT. On or before July 15, 1999, Seller shall prepare and deliver to Buyer a statement (and supporting schedules) (collectively, the "STATEMENT") setting forth, in detail, calculation of the Audited Annual Revenues, Contract Revenues, Deferred Revenues, and Net Inventory Value (all as defined in Section 2.3(b) below), which shall be
     (i) certified by the Chief Financial Officer of Seller as being prepared in accordance with the definitions thereof and the accounting principles set forth on Schedule 2.3(a), and to the extent a relevant principle is not set forth on Schedule 2.3(a), then in accordance with those generally accepted accounting principles consistently applied with prior practice for earlier periods (collectively, the "TAB ACCOUNTING


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     PRINCIPLES"), (ii) audited by Deloitte & Touche in connection with Seller's annual audit, and (iii) accompanied by a report of Deloitte & Touche to the same effect as described in (i). For purposes of preparation of the Statement, all calculations shall be made with precision and lack of materiality shall not be a defense to the requirement of precise and proper determinations. Buyer and its auditors or other representatives shall be provided an opportunity to participate in the procedures performed in connection with preparation of the Statement. Immediately following delivery of the Statement, Seller shall make available, and shall cause Deloitte & Touche to make available, all records, work papers and employees at Seller's expense reasonably requested by Buyer in connection with its review of the Statement.

               The Statement, subject to any adjustments agreed to by Buyer and Seller, shall be used for determining any post-Closing adjustments to the Purchase Price, unless Buyer provides Seller with a notice of dispute (a "DISPUTE NOTICE") within thirty (30) days of receipt of the Statement. If a Dispute Notice is given, Buyer and Seller shall promptly meet in good faith to attempt to resolve any issues, and if any issues are unresolved within fifteen
          (15) days of the Dispute Notice, the unresolved issues shall be submitted to an Independent Auditor. The Independent Auditor shall be a "Big Five" auditing firm with no material existing relationship to Buyer or Seller and if Buyer and Seller are unable to agree on its identity, it shall be designated by agreement of the parties' current auditors. The Independent Auditor shall be directed to issue a final and binding decision as to the matters in dispute within thirty (30) days of its engagement. The fees and expenses of the Independent Auditor shall be divided equally between the parties.

               The Statement in the form accepted by Buyer, or determined by the Independent Auditor, shall be used to adjust the Purchase Price in the manner set forth in Section 2.3(c) of this Agreement. Any payments provided for in Section 2.3(c) shall be made within five business days of Buyer's acceptance of the Statement or the Independent Auditor's decision. The full force and effect of the representations and warranties contained herein shall not be diminished by the Statement, the acceptance thereof by Buyer or the decision of the Independent Auditor.

     (b)  DEFINITIONS.

          "AUDITED ANNUAL REVENUES" means revenues for the Business for the twelve-month period ending May 31, 1999, as audited by Deloitte & Touche.

          "CONTRACT REVENUES" means fixed fee contract revenue, regardless of the length of the contract, from customers of the Business for the twelve-month period ending May 31, 1999; provided that Contract Revenue excludes billable time and material revenues, parts and supplies revenues, and part repair or refurbishment revenues.


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          "DEFERRED REVENUES" means billings (whether collected or not) to customers of the Business in advance of services performed, as of the Closing Date;

          "NET INVENTORY VALUE" means the value of the Inventory for the Business (net of reserves and accumulated depreciation) on the Closing Date and excluding consigned Inventory supplied to Seller by vendors.

All of the above shall be computed in accordance with the first sentence of
Section 2.3(a) and shall be subject to the further provisions of Schedule 2.3.

     (c)  PURCHASE PRICE ADJUSTMENT.

          (i) ADDITIONAL PURCHASE PRICE RELATED TO REVENUE. For each dollar of Audited Annual Revenues in excess of $14,000,000, Buyer shall pay Seller an additional $5 as additional Purchase Price (the "ADDITIONAL PURCHASE PRICE"); provided, however, that the Additional Purchase Price shall not exceed $3,500,000; and provided further that if Contract Revenues are less than 80% of Audited Annual Revenues, then for the purpose of calculating the Additional Purchase Price the Audited Annual Revenues shall be reduced so that they are equal to the Contract Revenues divided by 80%.

          (ii) DEFERRED REVENUES. If Deferred Revenues are less than $4,300,000, then Buyer shall pay Seller an amount equal to the difference. If Deferred Revenues are greater than $4,300,000, then Seller shall pay Buyer an amount equal to the difference.

          (iii) NET INVENTORY VALUE. If the Net Inventory Value is less than $3,800,000, Seller shall pay Buyer an amount equal to the difference. If the Net Inventory Value is greater than $3,800,000, Buyer shall pay Seller an amount equal to the difference.

                 If both Buyer and Seller are required to make payments as set forth above, the payments shall be netted so that only one payment of the net balance shall be made.

     II.4. ALLOCATION OF PURCHASE PRICE. Seller and Buyer shall cooperate in the preparation of a joint schedule (the "ALLOCATION SCHEDULE") allocating the purchase price (including the Assumed Liabilities and Obligations) among the Purchased Assets. If Seller and Buyer are able to agree upon the Allocation Schedule within 30 days following agreement of the parties on the Statement, each of Seller and Buyer shall file IRS Form 8594 and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. If Buyer and Seller are unable to complete the Allocation Schedule within 30 days following the Closing Date, each of Seller and Buyer may file IRS Form 8594 and any federal tax, state, local and foreign tax returns, allocating the purchase price (including the Assumed Liabilities and Obligations) among the Purchased Assets in the manner it believes appropriate, provided such allocation is reasonable


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and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE").

                                 ARTICLE III

                      THE CLOSING AND TRANSFER OF ASSETS

     III.1. CLOSING. The transfer of assets contemplated by this Agreement (the "CLOSING") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, at 10:00 A.M. on (i) the day that is one business day after the fulfillment of the condition set forth in Sections
7.6 and 8.3 of this Agreement or (ii) June 1, 1999, whichever day is later, or at such other time or at such place as may be mutually agreed upon by the parties (the "CLOSING DATE"). Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.

     III.2. DELIVERIES BY BUYER. At the Closing, Buyer shall deliver the following:

          (a)  By wire transfer, the Initial Purchase Price;

          (b) A resale certificate with respect to the Inventory in a form reasonably acceptable to Seller;

          (c) A certificate of a duly authorized officer of Buyer confirming the satisfaction of the conditions provided in Sections 8.1 and 8.2; and

          (d) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

     III.3. DELIVERIES BY SELLER. At the Closing, Seller shall deliver the following:

          (a) Assignments (with consents thereto if required under the terms of the agreement being assigned) of all agreements referred to in Sections 1.2 and 1.4;

          (b) Consents and release letters from creditors of Seller together with UCC-3 termination statements with respect to financing statements filed against the Business or any of the Purchased Assets, and estoppel certificates from the landlord of each Real Property Lease;

          (c)  Opinion of counsel to Seller in the form of Annex A;

          (d) A certificate of a duly authorized officer of Seller confirming the satisfaction of the conditions provided in Sections 7.1, 7.2, 7.3 and 7.5; and

          (e) Such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

At the Closing, Seller shall take all steps necessary to place Buyer in actual possession and operating control of the Business and the Purchased Assets. If for any reason the deliveries


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required by Section 3.3(b) are not made, Seller shall reimburse Buyer for any out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby.

     III.4. CLOSING AGREEMENTS. At the Closing, the parties shall execute, acknowledge and deliver the following:

          (a) General Assignment, Bill of Sale and Assumption of Assumed Liabilities and Obligations in the form of Annex B; and

          (b) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

     III.5.  NONASSIGNABLE CONTRACTS.

     To the extent that the assignment by Seller of any agreement included in the Purchased Assets is not permitted without the consent of the other party to the agreement, this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same or an assumption or an attempted assumption of the same, if such assignment or attempted assignment or assumption or attempted assumption would constitute a breach thereof. However, unless otherwise agreed as to any particular agreement Seller shall use reasonably commercial efforts to obtain any and all such consents. If any consent to the transfer of a customer contract or other agreement material to the Business is requested but not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such agreement as if such consent had been obtained. If any consent to the assignment of a Real Property Lease is not obtained, Seller can provide Buyer ten business days' notice to vacate the premises, in which case Seller shall retain all liability with respect to the Lease.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as expressly disclosed on the specific section of the Disclosure Schedule of Seller, dated as of the date hereof (the "SELLER DISCLOSURE SCHEDULE"), Seller represents and warrants to Buyer as of the date hereof, and as of the Closing Date, as follows:

     IV.1. AUTHORITY. Seller has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

     IV.2. VALIDITY. This Agreement has been, and the documents to be delivered at Closing by Seller will be, duly executed and delivered and constitute lawful, valid and binding obligations of Seller, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of the Business, and are not prohibited by,


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do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or bylaws of Seller, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Seller is a party or by which any of its respective assets, including the Purchased Assets, is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any federal or state law, rule, regulation, statute, code, ordinance or requirement (collectively, "LAWS") applicable to Seller. Except for any filings by Seller required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR ACT"), no approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

     IV.3. DUE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the Business. Seller is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions where required except in those jurisdictions in the aggregate where the failure to qualify would not have a material adverse effect on the Business. Seller has delivered to Buyer an accurate, correct and complete copy of its charter and by-laws.

     IV.4. SUBSIDIARIES. Seller does not own stock or have an equity investment or other interest in, any corporation, association, partnership, joint venture or other entity involved in the Business.

     IV.5.  TRANSACTIONS WITH AFFILIATES.  No Affiliate:

          (a) owns, directly or indirectly, any debt, equity or other interest or investment in any person or entity which is a competitor, lessor, lessee, customer or supplier of the Business;

          (b) has any cause of action or other claim against or owes any amount to, or is owed any amount by, the Business;

          (c) has any interest in or owns any property or right used in the conduct of the Business;

          (d) is a party to any material contract, lease, agreement, arrangement or commitment of which Seller is a party and which relates to the conduct of the Business; or

          (e) received from or furnished to the Business any material goods or services.

     The term "AFFILIATE" shall mean any officer, director or controlling stockholder of Seller, any direct or indirect subsidiary of Seller, any division or other business unit of Seller, any manager of the Business, any member of the immediate family (including spouse, sibling, descendant, ancestor or in-law) of such person, or any entity in which Seller or any of the


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foregoing persons is a director, officer, partner or trustee or has an equity interest in excess of five percent (5%). The term Affiliate shall also include any entity which controls or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence, including Seller.

     IV.6. FINANCIAL STATEMENTS. The financial statements and other financial information of the Business attached as part of, or described on
Schedule 4.6 (the "FINANCIAL STATEMENTS") (a) have been prepared in accordance with TAB Accounting Principles; (b) are accurate, correct and complete; (c) fairly present the financial condition and results of operations of the Business as of the dates and for the periods indicated and are a fair presentation of any other subject matter thereof; and (d) are in accordance with the books of account and records of Seller. The books of account and other records (financial and otherwise) of Seller are in all material respects complete and correct and are maintained in accordance with good business practices and are accurately reflected in the Financial Statements.

     IV.7. INTERIM CHANGE. Except as set forth on Schedule 4.7, since May 31, 1998, Seller has operated the Business only in the ordinary course, consistent with past practices, and there has not been:

          (a) any material adverse change in the financial condition, assets, liabilities, personnel, prospects or business affairs of the Business or in its relationships with suppliers, vendors, customers, lessors, employees or others (in each case, as a group or class) nor has there been the occurrence of any event or condition which could reasonably be expected to have such an effect;

          (b) any waiver of any material rights of Seller as to the Business;

          (c) any material disposition of assets of the Business, other than sales of Inventory in the ordinary course of business on terms consistent with past practice;

          (d) any change in accounting practices or procedures affecting the Business or the Financial Statements;

          (e) any change in material business policies relating to the Business;

          (f) any assumption of any debt or obligation of any third party relating to the Business;

          (g) any increase in the compensation or benefits payable or to become payable to any Available Employee (as defined herein);

          (h) any change in pricing policies or announcements thereof, or credit practices with customers of the Business; or

          (i) any incurrence of any security interest, lien, charge, encumbrance or claim on, or any material damage or loss to, the Business or any of the Purchased Assets.


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Except as set forth on Schedule 4.7, since May 31, 1998, there has not been any agreement, commitment or understanding by Seller to do any of the foregoing. Seller has also complied with the covenants contained in Sections 6.1(i) through 6.1(l) since March 31, 1999.

     IV.8. INVENTORY. All Inventories (including those reflected on the Financial Statements) are (a) properly valued at the lower of cost or market value in accordance with TAB Accounting Principles and include reserves for slow moving and obsolete inventory, as well as other reserves, required by generally accepted accounting principles; and (b) of good and merchantable quality and salable or usable for the purposes intended in the ordinary course of the Business at prices consistent with past practice and meeting the current standards and specifications of the Business (which are consistent with those in effect during the prior twelve months). All Inventories of the Business disposed of subsequent to February 28, 1999 have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practices. Schedule 4.8 contains an accurate, correct and complete list of Inventory as of the most recent practicable date (i) segregated by location, (ii) identified by part number, (iii) stating the value thereof based on weighted average cost as of April 30, 1999 and (iv) indicating whether it is on consignment (in which case it is not reflected on the Financial Statements).

     IV.9. LICENSES AND PERMITS. Except for licenses and permits as are required of all entities to conduct business in the various jurisdictions in which Seller is in business (collectively, the "LICENSES AND PERMITS"), there are no licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations issued to Seller and used in the Business. The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the knowledge of Seller, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The Licenses and Permits, together with the licenses and permits required of all entities to conduct business in the various jurisdictions, are all of the licenses, permits, certificates, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in order to enable Seller to own and conduct the Business and to own, occupy and lease its real property, except for licenses and permits whose failure to be possessed by Seller, in the aggregate, would not result in a material adverse effect on the Business. No violations have been recorded in respect of any Licenses and Permits, and Seller knows of no basis therefor.

     IV.10. PURCHASED ASSETS; SUFFICIENCY. Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets. None of the Purchased Assets, is, or at Closing will be, subject to (a) any title defect or objection; (b) any contract of lease, license or sale; (c) any security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise (other than liens securing debt which will be released at Closing, and liens arising by operation of law which will not continue with respect to the Purchased Assets upon their acquisition by Buyer ("PERMITTED LIENS"); (d) any royalty or commission arrangement; or (e) any claim, covenant or restriction. All of the Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used. The Purchased Assets will furnish Buyer with all of the assets, capacity and rights presently employed by Buyer in conducting the Business, except with respect to the Excluded Assets.

     IV.11. PERSONAL PROPERTY LEASES. Schedule 4.11 sets forth an accurate, correct and complete list of all leases of personal property used in the Business, whether Seller acts as lessor or lessee (the "PERSONAL PROPERTY LEASES"). Seller has delivered to Buyer an accurate, correct and complete copy of each Personal Property Lease. All Personal Property Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms. Neither Seller nor any other party to any Personal Property Lease is in breach of any provision of, in violation of, or in default in any material respect under the terms of any Personal Property Lease. No event has occurred which with notice or passage of time or both would result in a breach of any provision of, or default under, the terms of any Personal Property Lease. Except as indicated on Schedule 4.11, each Personal Property Lease is freely assignable to Buyer by Seller without the consent of any other party.

     IV.12.  INTELLECTUAL PROPERTY.  Except for the Software described on
Schedule 4.14, Schedule 4.12 sets forth an accurate, correct and complete list and summary description of all patents, registered trademarks, trade names, product designations, service marks, registered copyrights and applications for any of the foregoing primarily employed in or material to the conduct of the Business (the "INTELLECTUAL PROPERTY"). Except as listed on Schedule 4.12, there are no licenses or other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within 90 days after Closing. Except as set forth on Schedule 4.12, with respect to the Intellectual Property, (a) Seller has the sole and exclusive right to use the Intellectual Property free of rights or claims of others; (b) no action, suit, proceeding or investigation involving Seller is pending or, to Seller's knowledge, threatened; (c) to Seller's knowledge, none of the Intellectual Property is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) none of the Intellectual Property, the use thereof by Seller, or the activities of the Business infringe upon, conflict with or violate any intellectual property rights of others; and (f) Seller has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property.

     IV.13. SOFTWARE AND INFORMATION SYSTEMS. For purposes of this Section, the term "SOFTWARE" means all computer software programs and related program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts employed in the Business and material to the conduct of the Business other than Excluded Assets. For purposes of this Section, the term "computer software programs" includes any set of arithmetic and/or logical instructions meant to run on, or to control the operation of, any computer (i) whether those instructions are a complete program, a collection of programs making up a subsystem or system, or are merely subroutines or meant to operate in conjunction with other software, and (ii) whether such instructions must be run through another computer program before being useable on a computer, whether such instructions can be used at execution time only in conjunction with another computer program (i.e., an "interpreter") or whether such instructions are in a form that can be run on a computer "as is," except for any necessary interfaces with the computer's microcode, operating system or reference-resolving routines.

     Schedule 4.13 sets forth an accurate, correct and complete list and summary description of all Software products and identifies specifically (i) Software as to which the source code is owned by Seller ("OWNED SOFTWARE");
(ii) Software products which are licensed to Seller by third parties and as to which Seller is in possession of the source code; (iii) Software products which are licensed to Seller by third parties but as to which Seller does not have possession of the source code; (iv) Software in which the Seller has any use, possessory or proprietary rights other than as set forth in (i) through
(iii) above (Software described in the foregoing subsections (ii) through (iv) being referred to collectively as the "THIRD PARTY SOFTWARE"); (v) any other Software products employed in the Business which is not Owned Software or Third Party Software; and (vi) all pending Software development projects between Seller and persons other than "employees" (within the meaning of such term as used in the Copyright Act of 1976, 17 U.S.C. Section 101), together with an identification of the persons undertaking such projects. Schedule
4.13 also identifies all licenses, contracts and other arrangements with respect to the Third Party Software (collectively the "THIRD PARTY LICENSES"). With respect to the Software:

          (a) Seller is the sole and exclusive owner of, and has the sole and exclusive right to use the Owned Software and to the modifications it has made or caused to be made to the Third Party Software, free and clear of any claims of others;

          (b) except as provided on Schedule 4.13, the source code with respect to the Owned Software is not in the possession of any party other than Seller and has been maintained as confidential by Seller;

          (c) The Owned Software and the licensing or sublicensing thereof does not and, to Seller's knowledge, the other Third Party Software and the licensing or sublicensing thereof does not violate or infringe any trade secret rights, copyrights, mask copyrights, patents or other rights of others and, to Seller's knowledge, no assertion to the contrary has been made by any third party;

          (d) Seller has not copied or used any of the Software in violation of the applicable license or otherwise violated any of its agreements or the intellectual property rights of others with respect thereto;

          (e)  all of the rights of the persons referred to in paragraph
     (vi) of this Section to the Software initially resided in or have been assigned exclusively to the Company free of any remaining royalties or other rights; and

          (f) except as provided on Schedule 4.13, all Software is used by Seller exclusively with respect to the Business and not with respect to other businesses.

     Except as provided on Schedule 4.13, Seller has (a) undertaken a reasonably complete review and assessment of the Software with respect to the "YEAR 2000 PROBLEM" (that is, the risk that computed and other technological applications used by Seller may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999); (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis (which is attached hereto on Schedule 4.13) and (c) to date, implemented that plan in accordance with the timeline. The plan sets forth the reasonably anticipated costs in connection with activities associated with the plan. Seller anticipates that all Software and all computer and other technological applications that are material to the Business will on a timely basis, and in any event prior to November 30, 1999, be able to perform properly date-sensitive functions for all dates before and after January 1, 2000. Seller is not aware of any anticipated disruption of critical supplies or services with respect to the Business.

     IV.14. MATERIAL CONTRACTS. All agreements, commitments, instruments and leases related to the Business to which Seller is a party or bound with respect to the Purchased Assets or the Business (the "MATERIAL CONTRACTS") are listed on Schedules 4.14 or Schedules 1.2 or 1.4. All Material Contracts were entered into on prices and terms consistent with past practice. True and correct copies of each written Material Contract, and a complete written description of each oral Material Contract, have been delivered to Buyer.
All Material Contracts are valid, binding and enforceable in accordance with their respective terms and are in full force and effect. Each party has complied in all material respects with all material commitments to be performed or observed under each Material Contract. Neither Seller, nor to its knowledge any other party to any Material Contract, is in breach of any material provision of, in violation of, or in default under any material terms of any Material Contract and to Seller's knowledge no such breach (even if unfounded) is being asserted. No event has occurred which with notice or passage of time or both would result in a breach by Seller of any provision of, or default under, the material terms of any Material Contract. Except as indicated on Schedules 4.14 or 1.2(c)(i) or (ii), each Material Contract is freely assignable to Buyer by Seller without the consent of any other party.

     IV.15. LIABILITIES. Except (i) with respect to the Assumed Liabilities and Obligations and (ii) to the extent reflected on the Financial Statements, Seller, with respect to the Business, has no liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, whether matured or unmatured, except those which have arisen in the ordinary course consistent with past practice and those which, in the aggregate, would not have a material adverse effect on the Business or the transactions contemplated hereby.

     IV.16.  EMPLOYEES.

     (a) CONTRACTS. Schedule 4.16 sets forth an accurate, correct and complete list and summary description of all agreements, arrangements or understandings, written or oral, with Available Employees (as hereinafter defined) regarding services to be rendered, terms and conditions of employment, and compensation (the "EMPLOYMENT CONTRACTS").

     (b) COMPENSATION. Schedule 4.16 sets forth an accurate, correct and complete list of all employees of Seller that are engaged in the Business on a full-time basis (the "AVAILABLE EMPLOYEES"). Schedule 4.16 also lists title or position, location, the present annual compensation (including bonuses, commissions and deferred compensation), all bonuses paid in the past year, adjustments (or proposed adjustments) thereto since November 30, 1998, the date of most recent adjustment, years of service and any interests in any incentive compensation plan. Except as provided on Schedule 4.16, Seller has not (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including any severance or termination pay, to any Available Employee, (ii) made any general wage or salary increases other than in the ordinary course and consistent with past practice since May 31, 1998 or (iii) altered any other benefits provided to any Available Employee. Buyer shall not incur any obligations to employees of Seller other than for services rendered to Buyer after the Closing Date by employees to whom Buyer voluntarily offers employment and subsequently employs.

     (c) LABOR RELATIONS. Seller is not a party to any collective bargaining agreement governing Available Employees. There are no controversies or charges pending or, to the knowledge of Seller, threatened involving any employee of the Business or group of employees, and no such controversies existed or were resolved in any way since November 30, 1998. Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened. No union organizing or election activities involving any nonunion employees of Seller are in progress or threatened or were in progress or threatened since January 1, 1996. Seller is not aware of any reason why any employee of the Business would not accept employment with Buyer.

     IV.17. EMPLOYEE BENEFIT PLANS. Except as provided on Schedule 4.17, neither Seller nor any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) which includes Seller has, maintains or contributes to any "welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee pension benefits plans" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, qualified or unqualified (all of the foregoing being herein called "BENEFIT PLANS") for the benefit of Seller's employees of the Business. All of the Benefit Plans and the operation thereof substantially conform and have substantially conformed with all applicable Laws.

     IV.18. TAXES. All federal, state, county, local and other tax returns, reports and declarations required to be filed by or on behalf of Seller relating to the Business and Available Employees in whole or in part have been filed and such returns are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. No extensions of time in which to file any such returns and reports are in effect. All taxes, including estimated taxes and all deficiency assessments, penalties and interest relating to any period prior to the date hereof have been paid and relating to any period prior to Closing will have been paid as of the Closing, if due. All taxes required by Law to be withheld or collected for payment have been duly withheld and collected, and have been paid to the proper governmental entity or are being held by Seller for such payment, if not yet due.

     IV.19. PRODUCT WARRANTY. Schedule 4.19 sets forth an accurate, correct and complete statement of all warranties and warranty policies of the Business. Except as set forth on Schedule 4.19, no products of the Business heretofore sold or leased or services rendered by Seller are now subject to any guarantee, warranty, claim for product liability, or patent or other indemnity, other than those set forth on Schedule 4.19. All warranties are in conformity with the requirements of all applicable Laws.

     IV.20. LITIGATION; CLAIMS. Except as set forth on Schedule 4.20, Seller is not engaged in or a party to or, to Seller's knowledge threatened with any suit, action, proceeding, complaint, charge, hearing or investigation or legal, administrative, arbitration or other method of settling disputes or disagreements relating to or in any way affecting, the Purchased Assets or the

Business, and Seller does not know, anticipate or have notice of any basis for any such action. Seller has not received notice of any investigation whether pending, threatened or contemplated by any federal, state or local government or regulatory authority, including those involving the Business' employment practices or policies, or compliance with environmental regulations. Neither the Business nor Seller nor any of the Purchased Assets is subject to any order, writ, injunction, stipulation, decree or judgment of any court or governmental agency or any arbitrator.

     IV.21. COMPLIANCE. Seller has complied in all material respects with all Laws applicable to the Business or its operations, including those relating to employment, Benefit Plans, environmental matters, warranties and marketing; and there is not and will not be any liability to Buyer arising from or related to any violations thereof, even if such violations are not material. No payment or gift (in cash or in kind), whether or not illegal, has been made to, on behalf of or at the direction of any vendor, supplier or customer of the Business (or person associated therewith) as an inducement to do business with Seller, other than customary business entertainment in conformance with Law.

     IV.22. CUSTOMERS AND SUPPLIERS. All agreements with customers, manufacturers and suppliers of the Business were entered into by or on behalf of Seller in the ordinary course of business at usual and normal prices and terms. Seller does not know of any fact, condition or event which could adversely affect its relationship with any customer, manufacturer or supplier of the Business. There are no material disputes with any material customers, manufacturers or suppliers. Seller has not received notice, nor has any reason to believe, that any customer, manufacturer or supplier will cease to do (or decrease the amount of) business with the Business after, or as a result of the consummation of any transactions contemplated hereby or that any material customer, manufacturer or supplier is threatened with bankruptcy or insolvency. Attached hereto as Schedule 4.22 is a list of the top twenty customers of the Business measured by revenue from June 1, 1998 through April 30, 1999.

     IV.23. INSURANCE. Seller maintains policies of insurance, insurance programs and fidelity bonds ("INSURANCE") with respect to the Facilities, the Business and the Purchased Assets as described on Schedule 4.23. Schedule
4.23 sets forth a summary of the claims experience of the Business since January 1, 1997. No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance with respect to the Business has been received by Seller.

     IV.24. BROKERS. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby.

     IV.25. REAL PROPERTY LEASES. Schedule 1.4(c) sets forth an accurate, correct and complete list of all real property leased or subleased by Seller that is used in the Business, whether Seller acts as lessor or lessee (the "REAL PROPERTY LEASES"). Seller has delivered to Buyer an accurate, correct and complete copy of each Real Property Lease, and has delivered to Buyer copies of existing title insurance policies, title repots, surveys, environmental audits, and similar reports, if any, in the possession of Seller for the real property subject to the Real Property Leases. All Real Property Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms. Seller is in peaceable possession of the premises covered by each Real Property Lease. Neither Seller nor any other party to any Real Property Lease is in breach of any provision of, in violation of, or in default in any material respect under the terms of any Real Property Lease. No event has occurred which with notice or passage of time or both would result in a breach of any provision of, or default under, the terms of any Real Property Lease. Except as indicated on Schedule 1.4(c), each Real Property Lease is freely assignable to Buyer by Seller without the consent of any other party. At the Closing, Seller shall deliver to Buyer the consents or approvals of any parties required in connection with the assignment of the Real Property Leases to Buyer.

     Seller has complied with all Laws relating to pollution, hazardous materials or protection of the environment in connection with Seller's past or present ownership, use or operation of the Real Property, and has not engaged in any activity that has constituted or could constitute a violation of such Laws. Seller does not know of any pending or threatened lawsuits or administrative proceedings against Seller that may affect Seller regarding environmental compliance, control or liability relating to the Real Property.

     IV.26. DISCLOSURE. To Seller's knowledge, neither this Agreement nor any attachment, schedule, certificate or other statement delivered pursuant to this Agreement omits to state a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                  ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as of the date hereof, and as of the Closing, as follows:

     V.1. AUTHORITY. Buyer has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the documents to be delivered at Closing and to carry out the transactions contemplated hereby and thereby. All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

     V.2. VALIDITY. This Agreement has been, and the documents to be delivered at Closing by Buyer will be duly executed and delivered and constitute lawful, valid and binding obligations of Buyer, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the charter or bylaws of Buyer, (b) any contract, agreement or other instrument to which Buyer is a party, (c) any order, writ, injunction, decree or judgment of any court or governmental agency or (d) any Law applicable to Buyer. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

     V.3. DUE ORGANIZATION. Buyer is a corporation organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged.

     V.4. BROKERS. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby.

                                  ARTICLE VI

                             COVENANTS OF SELLER

     Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements.

     VI.1. INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, Seller shall preserve, protect and maintain the Business and the Purchased Assets, and shall operate the Business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by Buyer, Seller shall:

          (a) not dispose of Inventories of the Business, except for sales or use in the ordinary course of business on prices and terms consistent with past practice and shall maintain the properties of the Business and Purchased Assets in good repair, order and condition, reasonable wear and tear excepted;

          (b) maintain and keep in full force and effect all insurance on the Purchased Assets and properties of the Business or insurance for the benefit of employees of the Business, all liability and other casualty insurance, and all bonds on personnel, presently carried;

          (c) preserve intact the organization and reputation of the Business and keep available the services of substantially all of the Available Employees and agents of the Business and preserve the good will of suppliers, customers and others having business relationships with the Business;

          (d) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

          (e) not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any Available Employees of the Business, except for (i) increases for employees eligible for annual compensation increases between the date hereof and the Closing Date in the ordinary course and consistent with past practice; and (ii) as set forth on Schedule 4.17;

          (f) not enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract, other than entering into maintenance agreements on prices and terms consistent with past practice;

          (g) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any assets, properties, rights or claims of the Business, except Inventory in the ordinary course of business on a basis consistent with past practice;

          (h) not permit any liens, encumbrances or security interest, except Permitted Liens, to be placed on the Purchased Assets;

          (i) not impose obligations for the services to be provided by the Business more onerous than prior customer agreements;

          (j) not increase the costs of performance in excess of those generally required by prior customer agreements;

          (k) not offer services to customers of the Business at prices less than those generally offered prior to March 31, 1999;

          (l) not accelerate, decelerate or change in any other way its billing and collection practices to customers of the Business, including with respect to deferred revenue, or shorten or lengthen any customer contracts, or;

          (m) not take any action or fail to take any action which could reasonably be expected to cause any representation or warranty contained in Article IV to become untrue.

From the date hereof through the Closing, Seller shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and the general status of on-going operations of the Business. Seller shall promptly notify Buyer of any material change in the financial condition, results of operations, properties, business or prospects of the Business and shall keep Buyer fully informed of such events and permit Buyer's representatives to participate in discussions relating thereto.

     VI.2. ACCESS. From the date hereof through the Closing Date, Seller shall give Buyer and its representatives full access (at reasonable times and on reasonable terms) to all properties, facilities, personnel and employees, books, contracts, leases, commitments and records of the Business, and during this period Seller shall furnish Buyer with all other information as to the Business and its assets, properties, rights and claims, as Buyer may from time to time request. Seller agrees to cooperate fully with Buyer in the conduct of Buyer's due diligence investigations.

     VI.3. CONTINUED ASSISTANCE. Following the Closing, Seller shall refer to Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Business or the Purchased Assets, including any cancellations of service agreements. Seller shall cooperate in an orderly transfer of the Business and the continuation thereof by Buyer. From time to time, at Buyer's request and without further consideration, Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to more effectively assign, convey and transfer any of the Purchased Assets and will assist Buyer in the vesting, collection or reduction to possession of such assets, properties, rights and claims.
Seller shall promptly forward to Buyer any Purchased Assets or other assets of Buyer (including payments of Buyer's invoices) which come into Seller's possession after Closing.

     VI.4. RECORDS AND DOCUMENTS. For five years following Closing, Seller shall retain and grant to Buyer and its representatives, at Buyer's request, access to and the rights to make copies of those records and documents related to the Business, possession of which is retained by Seller, as may be necessary or useful in connection with Buyer's conduct of the Business after Closing. If after such period Seller elects to dispose of such records, Seller shall first give Buyer ninety (90) days' written notice, during which period Buyer shall have the right to obtain possession of such records. Similarly, for five years following Closing, Buyer shall retain and grant to Seller and its representatives, at Seller's request, access to and the rights to make copies of those records and documents related to the Business, possession of which is transferred to Buyer, as may be necessary or useful in connection with Seller's reporting obligations after the Closing. If after such period Buyer elects to dispose of such records, Buyer will first give Seller ninety (90) days' written notice, during which period Seller will have the right to obtain possession of such records.

     VI.5. CERTAIN PAYMENTS. Any payments which Seller receives after Closing which are the property of the Buyer shall be property transmitted to Buyer. Promptly following Closing, Seller shall pay and fully discharge all accrued wages, sick leave, vacation and all other amounts owed to Available Employees, all taxes or amounts withheld from employees, all sales taxes collected in the conduct of the Business, and all liabilities and obligations to suppliers and other creditors of the Business as and when due, and shall otherwise pay, discharge or make adequate provision for all other liabilities and obligations of the Business.

     VI.6. CONSUMMATION. Each of Buyer and Seller shall use all reasonable commercial efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, each of Buyer and Seller shall use all reasonable commercial efforts to fulfill the conditions of its obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Closing Date.

     VI.7. INVENTORY. With respect to those items which constitute Inventory on the Statement which at Closing are either (i) being repaired or refurbished or (ii) in need of repair or refurbishment, Seller will, at Buyer's election, either pay for such repair or refurbishment or reimburse Buyer for such expenses.

     VI.8. EXCLUSIVITY. Between the date hereof and the Closing, unless this Agreement is earlier terminated, neither Seller nor anyone on its behalf will directly or indirectly solicit, have discussions, negotiate or accept any proposals with respect to a transfer of any portion of the

Business or the Purchased Assets (except for sales of Inventory permitted by the terms of this Agreement) or provide any information to any person in connection therewith.

                                 ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     Each of the obligations of Buyer to consummate the transactions contemplated by this Agreement is subject to fulfillment prior to or at the Closing of the following conditions (each of which may be waived by Buyer in its sole discretion):

     VII.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Seller contained herein shall be accurate when made and as if made on and as of the Closing Date. Seller shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing, except for such immaterial failures as could not have a material adverse effect in the aggregate on the Business or Buyer.

     VII.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which might materially adversely affect the right of Buyer to own, operate, control or benefit from the Business or the Purchased Assets.

     VII.3. CONSENTS. All consents by third parties that are required for the transfer of the Business or the Purchased Assets or are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any agreement to be transferred to Buyer hereunder shall have been obtained or provided for including the consent of any creditors from whom Seller has obtained credit if approval of the transactions contemplated by this Agreement must be obtained pursuant to an agreement with any such creditor.

     VII.4. EMPLOYEES. A sufficient number of Available Employees (as defined herein) as determined by Buyer in its reasonable judgment after consultation with Seller shall have agreed to become employees of Buyer so that Buyer can continue to operate the Business consistent with past practices.

     VII.5. CONDITION OF BUSINESS AND ASSETS. The Business and the Purchased Assets shall not have been materially adversely affected in any way by any act of God, fire, flood, accident, war, labor disturbance, legislation (proposed or enacted), or other event or occurrence, whether or not covered by insurance, and there shall have been no change in the Purchased Assets or the Business, its financial condition or prospects, which could reasonably be expected to have a material adverse effect thereon.

     VII.6. HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division of the Department of Justice or the Bureau of Competition of the Federal Trade Commission.

     VII.7. ESTOPPEL CERTIFICATES. Seller shall have obtained an estoppel certificate from the landlord of each item of Real Property set out on
Schedule 1.2(c).

                                 ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (any of which may be waived in the sole discretion of Seller):

     VIII.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Buyer contained herein shall be accurate when made and as if made on and as of the Closing Date. Buyer shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing, except for such immaterial failures as could not have a material adverse effect on Seller.

     VIII.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

     VIII.3. HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division of the Department of Justice or the Bureau of Competition of the Federal Trade Commission.

                                  ARTICLE IX

                                  EMPLOYEES

     IX.1.  CONTINUED ASSOCIATION WITH THE BUSINESS.

            (a) Prior to Closing, Buyer shall offer employment effective at Closing to all full-time Available Employees, at initially the same location as at Closing with any relocation to be discussed after Closing, on terms substantially similar in overall value as to cash compensation to the cash compensation currently received by such employees and listed on Schedule 4.16, excluding special bonuses listed on Schedule 4.16(b). At Closing, Seller will terminate the Available Employees. Seller shall make the Available Employees available for employment by

Buyer and shall use its reasonable commercial efforts to assist Buyer in employing the Available Employees, including permitting interviews prior to Closing.

          (b) If an Available Employee accepts employment with Buyer, neither Seller nor any of its Affiliates shall offer employment to, employ such Available Employee, or knowingly induce such employee to leave the employ of Buyer, in each case within three (3) years after the Closing Date. Notwithstanding the foregoing sentence, if Buyer terminates the employment of any Available Employee, Seller may then rehire any such employees with the consent of Buyer, which shall not be unreasonably withheld.

          (c) Seller further agrees that for a period of nine months from the Closing Date, neither Seller nor any of its Affiliates will offer to those Available Employees who have not accepted employment with Buyer other employment opportunities with Seller or its Affiliates. Buyer may, in its sole discretion, agree to waive the above nine-month prohibition on an case-by-case basis if specifically requested by Seller to do so. No employee of the Business shall be deemed to be a third-party beneficiary of any portion of this Agreement.

     IX.2. COBRA; NOTICE. Seller shall fulfill all of its obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to Available Employees. Seller shall provide notice, if any, required under the Workers Adjustment and Retraining Notification Act and any state law notice requirements.

     IX.3. EMPLOYEE BENEFIT PLANS. Buyer shall not assume or be responsible for any Benefit Plans or any liabilities related thereto.

                                  ARTICLE X

                         COVENANT AGAINST COMPETITION

     X.1. NONCOMPETITION. In order to protect the value of the Business and the Purchased Assets, Seller agrees not to, directly or indirectly, including through Affiliates, whether as an owner, advisor, participant or otherwise, engage in any business activity that competes with the Business within the United States for a period of three years from the Closing Date, or attempt in any way to obtain for itself or others or divert from Buyer, any rights or benefits arising out of or in connection with the Purchased Assets or the Business, provided that notwithstanding the foregoing, (i) Seller may own as a passive investment, shares of capital stock of a corporation engaged in the Business if the shares owned by Seller represent less than 5% of the total number of shares of capital stock outstanding and (ii) Seller may engage in the sale of imaging, records management and electronic document management software and provide software maintenance support contracts for such software.

     X.2. NONDISCLOSURE. The Seller and its Affiliates will not disclose, or use directly or indirectly to, or for the benefit of any person or entity other than Buyer, any confidential or proprietary information, data or materials (including customer lists) related to the Business.

     X.3. INJUNCTION. If a party violates the provisions of this Article, the non-violating party (the "NON-VIOLATING PARTY") shall be entitled to injunctive relief in addition to, and not in limitation of, any relief or rights to which the Non-Violating Party may be entitled. Any party prevailing in an action to enforce this Article shall be entitled to recover all costs and expenses, including attorneys fees, from the violating party.

     X.4. BLUE PENCIL. The necessity of the restrictions set forth above and the nature and scope of such restrictions have been carefully considered and agreed to by the parties hereto. The parties hereby agree and acknowledge that the duration, scope and geographic area applicable to the restrictions set forth in this Article are fair, reasonable and necessary. The consideration provided for in this Agreement is sufficient and adequate to compensate the parties for agreeing to the restrictions contained in this Article. If, however, any court determines that the foregoing restrictions are not enforceable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as possible as will render them enforceable. Each of the covenants contained herein shall be deemed a separate and severable covenant. It is the desire of the parties that this Article X be enforced to the fullest extent permissible.

                                  ARTICLE XI

                              TRANSITION PERIOD

     XI.1. TRANSITION OF BUSINESS. To the extent reasonably requested by Buyer, Seller shall provide Buyer with certain transition services, including without limitation management and financial accounting system support, use of current leased and owned facilities, and assistance in the transition to Buyer of the Purchased Assets and the Business, for a period not to exceed ninety days from the Closing Date, and specifically including, but not limited to, such other services as are described on Schedule 11.1. Use of the Turlock facility will be at a market rental rate, as set forth on
Schedule 11.1. The charges for other services will reflect direct incremental costs of such services.

     XI.2. USE OF NAME. For a period not to exceed one hundred twenty (120) days from the Closing Date, Buyer shall have the right to use the "TAB" name as it exists on existing marketing, collateral and stationery on site at the Business, and on supplies for internal use. Buyer shall not use the "TAB" name or any derivative thereof for any other purpose.

     XI.3. ACCOUNTS RECEIVABLE. Buyer will collect accounts receivable open as of the date of the Closing and remit the cash collections to Seller for a period of 180 days after the Closing Date. As compensation for these services Seller will pay to Buyer an administrative fee of 5% of money collected by Buyer (or by Seller, if any) from the Closing Date to 180 days after the Closing Date. With respect to collections by Buyer, the weekly collections net of the administrative fee will be forwarded to Seller each Monday for the prior week's collections; with respect to such collections by Seller, Seller shall pay to Buyer the administrative fee of 5% each Monday for the prior week's collections. At the end of the 180-day period, Seller will assume responsibility for collection of any remaining uncollected accounts receivable and will have the ability to utilize a collection agent to secure final collections of outstanding receivables. Buyer will cooperate with Seller to allow Seller to collect open accounts receivable after the 180-day period.

                                 ARTICLE XII

                         SURVIVAL AND INDEMNIFICATION

     XII.1. SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto or thereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall continue to be fully effective and enforceable. Any claim for indemnification for breach of a representation or warranty must be asserted in writing within thirty (30) months of the Closing Date, and thereafter shall survive until resolved or judicially determined, except for the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.10(a) (first sentence only), 5.1, 5.2 and 5.3, which shall survive indefinitely, and the representations and warranties contained in Section 4.18, which shall survive for the applicable statute of limitations plus one month. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

     XII.2.  INDEMNIFICATION.

             (a) Each party shall defend, indemnify and hold harmless the other from and against any and all losses, damages, expenses (including court costs, amounts paid in settlement, judgments, and attorneys' fees and other expenses for investigating and defending), suits, actions, claims, deficiencies, liabilities or obligations, net of actual recoveries from non-affiliated third parties, after all costs of recoveries (collectively, "LOSSES") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto, and any and all claims made based upon facts alleged that, if true, would have constituted any such misrepresentation, breach or failure, together with interest at 7% per annum from the date of incurrence of an out-of-pocket loss to the date of payment. Further, Seller shall defend, indemnify and hold harmless Buyer from and against any Losses related to, caused by, or arising from any failure to obtain assignments to the PDSC Modifications referred to on Schedule 4.13. All rights herein are cumulative and are in addition to all other rights and remedies which are otherwise available.

             (b) Neither party shall be required to indemnify the other party for any Losses for breach of representations and warranties under
Section 12.2(a) unless the aggregate amount of all Losses for breach of representations and warranties under all individual Indemnification Claims (as defined below) exceeds seventy-five thousand dollars ($75,000), whereupon Indemnitee shall be entitled to be paid the entire amount of such Losses, including the initial $75,000. The parties hereto agree that the Indemnification obligations of each party under this Article XII for breach of representations and warranties, including the initial $75,000, shall be limited to the sum of the Initial Purchase Price and any Additional Purchase Price actually paid (the "CAP").

                  Indemnitee's sole and exclusive remedy against Indemnitor for any Losses for breaches of representations and warranties shall be indemnification under this Article XII; provided, however, that (i) nothing contained in this Article XII shall limit in any manner any remedy at law or in equity to which Indemnitee shall be entitled against

     Indemnitor as a result of willful fraud or intentional misrepresentation by Indemnitor, or any of its representatives or agents and (ii) the provisions of Section 12.2(b) above shall not limit, in any manner, Indemnitor's obligation to indemnify Indemnitee for any breach of any covenant or agreement of Indemnitor to be performed by Indemnitor following the Closing Date, including, without limitation, Seller's obligation to perform and discharge all Excluded Liabilities and Seller's obligations arising out of the covenant against competition set forth in Article X hereof.

     XII.3.  PROCEDURES FOR INDEMNIFICATION.

          (a) As used in this Article XII, the term "INDEMNITOR" means the party against whom indemnification hereunder is sought, and term "INDEMNITEE" means the party seeking indemnification hereunder.

          (b) A claim for indemnification hereunder (an "INDEMNIFICATION CLAIM") shall be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and summarizing the basis on which indemnification is sought based on information known to Indemnitee, the amount of the asserted Losses, and, in the case of a Third Party Claim (as defined herein), containing (by attachment or otherwise) such other information believed by Indemnitee to be material concerning such Third Party Claim.

          (c) If the Indemnification Claim involves a Third Party Claim, then the procedures set forth in Section 12.4 hereof shall be observed by Indemnitee and Indemnitor.

          (d) If the Indemnification Claim involves a matter other than a Third Party Claim (as defined below), Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall thereafter be paid by Indemnitor in accordance with Section 12.3(e) hereof. If an objection is timely delivered by Indemnitor and the dispute is not resolved within twenty (20) business days from the delivery of such objection (the "NEGOTIATION PERIOD"), the dispute shall be resolved in such manner as the parties agree upon, including, if elected by a party, litigation.

          (e) Subject to Section 12.2, upon determination of the amount of an Indemnification Claim, whether by (i) an agreement between Indemnitor and Indemnitee, (ii) a final arbitration award or (iii) a final judgment (after expiration of all periods for appeal of such judgment) or other final nonappealable order, Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined. Following the determination of the amount of an Indemnification Claim pursuant to any of the procedures set forth in the immediately preceding sentence, without limiting any other rights it may have, each party may, at its sole option, by notice to the other party setoff any amount to which it is entitled under this Article against amounts otherwise payable under the Agreement to the Indemnitor.

     XII.4. DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions.

          (a) Indemnitee shall give Indemnitor written notice of any such claim promptly after receipt by Indemnitee of notice thereof; provided that, any delay or failure in giving notice hereunder shall not affect Indemnitee's rights to Indemnification hereunder, except to the extent Indemnitor is materially prejudiced. Indemnitor may, at its option, (i) if the damages sought are only money damages, at its sole cost and expense, undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee, or (ii) decline to assume control of but participate in the defense thereof provided that such participation by Indemnitor shall be at its own expense. If Indemnitor elects the option stated in clause (i) of the immediately preceding sentence, Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by Indemnitor shall be an acknowledgment by Indemnitor (x) that such Third Party Claim is subject to indemnification under the provisions of Article XII and (y) that such provisions are binding on Indemnitor without regard to the Cap. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been delivered to Indemnitor by Indemnitee (or not later than five business days prior to any court filing, if earlier), Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 12.5, settlement of such Third Party claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party claim, make an Indemnification Claim as specified in Section 12.3(b) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

          (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim, with Indemnitee being reimbursed for the costs thereof.

     XII.5. SETTLEMENT OF THIRD PARTY CLAIMS. Unless Indemnitor has failed to assume the defense of a Third Party Claim under this Article XII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 12.4(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior consent of Indemnitee, which consent shall not be unreasonably withheld or delayed.

                                 ARTICLE XIII

                              GENERAL PROVISIONS

     XIII.1. AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     XIII.2. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person, or by overnight courier, fees prepaid or by telecopy (with written confirmation of receipt) as follows:

          (a)  If to Seller:

                    TAB Products Co.
                    1400 Page Mill Road
                    Palo Alto, California  94304
                    Telecopy No.  (650) 852-2563
                    Attention:  President and Chief Executive Officer

          With a copy to:

                    Gray Cary Ware & Freidenrich LLP
                    400 Hamilton Avenue
                    Palo Alto, California 94301
                    Telecopy No.  (650) 327-3699
                    Attention:  Diane Holt Frankle

          (b)  If to Buyer:

                 Bell & Howell Company
                 5215 Old Orchard Road
                 Skokie, Illinois  60077-1076
                 Telecopy No.  (847) 470-9425
                 Attention:  General Counsel

          With a copy to:

                 Bell & Howell Document Management Products Company 6800 McCormick Road
                 Chicago, Illinois  60645
                 Telecopy No.  (847) 675-9271
                 Attention:  President and CEO

                 and

                 McDermott, Will & Emery
                 227 West Monroe Street
                 Chicago, Illinois 60606-5096
                 Telecopy No.  (312) 984-3669
                 Attention:  Grant A. Bagan

Any party may change its address for receiving notice by written notice given to the others named above.

     XIII.3. EXPENSES AND TAXES. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby, including its own legal fees and accounting expenses. Any sales, use, transfer or other taxes or fees applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets shall be borne equally between Buyer and Seller. The provisions of this Section shall survive any termination of this Agreement.

     XIII.4. COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     XIII.5. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Buyer shall be entitled to assign its rights under this Agreement without the consent of Seller, provided that Buyer shall remain liable hereunder.

     XIII.6. ENTIRE TRANSACTION. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties with respect to the subject matter hereof, including, without limitation, that certain letter of intent, dated March 31, 1999, between the parties.

     XIII.7. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly within the state.

     XIII.8. OTHER RULES OF CONSTRUCTION. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "OR" is not exclusive. The word "INCLUDING" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "contracts" and "agreements" each include the other and include obligations of all types, whether written or oral, fixed or contingent. The terms "vendors" and "suppliers" each include the other. As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts that is material to the current or expected condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such entity. Whenever the term "enforceable in accordance with its terms" or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

     XIII.9. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

TAB PRODUCTS CO.                        BELL & HOWELL DOCUMENT MANAGEMENT
                                        PRODUCTS COMPANY


 /s/ Philip C. Kantz                    /s/ Laura L. Collins
 ----------------------------           ----------------------------
 By: Philip C. Kantz                    By:  Laura L. Collins
 ----------------------------           ----------------------------
 Its: President & CEO                   Its: Vice President
 ----------------------------           ----------------------------

                                                                      ANNEX A


                        FORM OF OPINION OF SELLER'S COUNSEL

          (a) Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, and has full power and authority (corporate and otherwise) to own, operate and lease its properties and assets and to carry on its business as now conducted;

          (b) Except as set forth on Seller's Disclosure Schedule, Seller is duly qualified and licensed to do business as a foreign corporation and is in good standing in all jurisdictions where, by the nature of its business or the character and location of its property and personnel, failure to be so licensed or qualified would have a material adverse effect upon its business or assets or would affect the ability of Seller to enforce any of its material rights;

          (c) Seller has full, right, power and authority, without the consent of any other person, to execute and deliver the Agreement for Purchase and Sale of Assets (the "Agreement"), dated as of even date herewith, by and between Buyer and Seller and to carry out the transactions contemplated thereby, and Seller has duly and properly taken all corporate and other actions required to authorize the execution, delivery and performance of the Agreement and all transactions contemplated thereby;

          (d) The Agreement and all documents required to be delivered by Seller have been duly executed and delivered and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to the availability of equitable remedies; and

          (e) Except as set forth on Seller's Disclosure Schedule, neither the execution, delivery or performance of the Agreement nor consummation of the transactions contemplated thereby will result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of Seller or is prohibited by, violates or conflicts with any provision of, or results in a default under or a breach of, (i) the Certificate of Incorporation or Bylaws of Seller, (ii) to our knowledge, any order, writ, injunction, decree, judgment, license or permit of any court or governmental instrumentality, or (iii) to our knowledge, any law or regulation applicable to Seller.

                                                                      ANNEX B


             GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION OF
                    ASSUMED LIABILITIES AND OBLIGATIONS


     THIS INSTRUMENT is made and entered into this ____ day of June, 1999, by and between TAB Products Co., a Delaware corporation ("ASSIGNOR"), and Bell & Howell Document Management Products Company, a Delaware corporation ("ASSIGNEE").

     WHEREAS, Assignor and Assignee are parties to an Agreement for Purchase and Sale of Assets, dated May 20, 1999 (the "PURCHASE AGREEMENT"), governing the purchase and sale of the assets, properties, rights and claims of Assignor, and the assumption of certain liabilities and obligations related to the Business (the "PURCHASED ASSETS");

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

     Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee the Purchased Assets, TO HAVE AND TO HOLD the same, with the appurtenances thereof, unto the Assignee, its successors and assigns, forever, to its own proper use and behalf.

     Assignor hereby represents and warrants to Assignee that Assignor is the sole owner of and has good and marketable title to all of the aforementioned assets, properties, rights and claims and conveys them to Assignee free and clear of any mortgage, lien, claim, right, security interest, encumbrance, covenant, easement or restriction of any kind or nature, except as may be included in the Assumed Liabilities. Assignor hereby covenants and agrees to defend, indemnify and hold harmless Assignee, its successors and assigns from any cost, expense, claim, suit, demand, liability or damage arising out of any claims asserted by others challenging or adverse to the right, title or interest of Assignee, its successors and assigns in and to the Business or the Purchased Assets.

     Assignor hereby irrevocably constitutes and appoints Assignee, its successors and assigns, the true and lawful attorneys of Assignor with full power of substitution, in the name of Assignor or otherwise, and on behalf and for the benefit of Assignee, its successors and assigns, to demand and receive from time to time any and all property of Assignor hereby conveyed, transferred, assigned and delivered or intended so to be; to give receipts, releases and acquittances for or in respect of the same or any part thereof; to institute and prosecute in the name of Assignor or otherwise any and all proceedings at law, in equity or otherwise, which Assignee, its successors and assigns, may deem proper to collect, assert or enforce any claim, title, right, debt or account hereby transferred and assigned or intended so to be; and to defend and compromise any and all actions, suits or proceedings in respect of any of the properties hereby assigned and transferred or intended so to be, that Assignee, its successors or assigns, shall deem desirable. Assignor hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable in any manner or for any reason.

     Assignee hereby assumes and agrees to pay, satisfy, perform and fully discharge the Assumed Liabilities and Obligations. Assignee assumes no other liabilities or obligations of Assignor not expressly stated in the preceding sentence.

     All capitalized terms used but not defined herein shall have the meaning attributed to them in the Purchase Agreement.

     Assignor shall at any time and from time to time, execute and deliver to Assignee all other and further agreements, assignments, conveyances, deeds and other instruments necessary or desirable to vest in Assignee full right, title and interest in or to any of the property or interests in property which this instrument purports to transfer to Assignee. It is understood that Assignor contemporaneously with the execution and delivery of this General Assignment and Bill of Sale and Assumption of Assumed Liabilities and Obligations is further executing and delivering to Assignee certain assignments and other instruments of transfer which cover certain of the Purchased Assets, the purpose of which is to supplement, facilitate and otherwise implement the transfer intended hereby.

     IN WITNESS WHEREOF, each of the undersigned has caused this instrument to be signed and sealed on its behalf by a duly authorized officer as of the date first written above.

ASSIGNOR:                               ASSIGNEE:

TAB PRODUCTS CO.                        BELL & HOWELL DOCUMENT
                                        MANAGEMENT PRODUCTS COMPANY



By:_______________________________      By:_______________________________

   Name:___________________________        Name: __________________________

   Its:____________________________        Its: ___________________________